TRANSITION AND CONSULTING AGREEMENT
This Transition and Consulting Agreement (“Agreement”) is made by and between CompoSecure, L.L.C., a Delaware corporation with an office located at 309 Pierce St., Somerset, NJ 08873 (together with CompoSecure, Inc. and their respective subsidiaries, “CompoSecure”) and Jonathan C. Wilk, currently with the same business address (the “Executive”), and is effective as of January 16, 2026 (“Effective Date”). This Agreement reflects our mutual understanding with respect to CompoSecure’s desire, and the Executive’s willingness, for the Executive to continue the Executive’s employment and services as an officer of CompoSecure until January 21, 2026 (the “Transition Date”), and then for the Executive to transition to providing services as an independent contractor until January 1, 2027, according to the terms and conditions set forth herein.
NOW, THEREFORE, the parties agree as follows:
1.Termination of Employment.

CompoSecure and the Executive hereby agree that the Executive has provided notice of the Executive’s resignation from his position as President and Chief Executive Officer and as an executive officer of CompoSecure, effective as of the Transition Date, but the Executive agrees to remain employed through the Transition Date. The termination of the Executive’s employment shall be considered a voluntary resignation without “Good Reason” (as defined in the Executive’s Employment Agreement with CompoSecure, L.L.C., dated as of December 27, 2021 (the “Employment Agreement”)). This Agreement shall control to the extent there is a discrepancy between this Agreement and the Employment Agreement. The Executive acknowledges that the Executive is not entitled to any severance benefits under the Employment Agreement.
2.Post-Transition Date Duties/Consulting.
2.1Consultant Term. Following the Transition Date, the Executive will become an independent contractor, and perform for and deliver to CompoSecure normal transition services, consultation upon matters within the unique knowledge of the Executive and other services as may be agreed to by CompoSecure and the Executive from time to time (the “Services”), through January 1, 2027, or such earlier date as mutually agreed by the parties (the “Separation Date”, and such period between the Transition Date and the Separation Date, the “Consultant Term”) and, in the absence of any such mutually agreed earlier termination, the Consultant Term may not be terminated by either party for any reason, subject only to Section 3.2. The Executive shall not be required to work more than eight hours per month in performance of the Services. The Executive initially shall report to the CEO in connection with the performance and delivery of the Services (the “Project Manager”). The Project Manager may be changed upon written notice given by CompoSecure to the Executive. The Executive agrees to remain subject to and bound by the CompoSecure, Inc. Insider Trading Policy, including the restrictions applicable to “Access Persons” during the Consultant Term, and thereafter in accordance with its terms. During the Consultant Term, the Executive shall remain subject to the Restrictive Covenants as defined in Section 8.1 of this Agreement. For the avoidance of doubt, there shall be no gap in time between the employment period and the Consultant Term.
2.2Performance/Delivery. During the Consultant Term, the Executive shall use commercially reasonable efforts to perform the Services in accordance with the timetable and milestones set by the Project Manager, subject to the monthly hour limitation set forth in Section 2.1.
2.3Personal Agreement. This Agreement is personal between CompoSecure and the Executive, and CompoSecure is relying on the Executive’s expertise in performing the Services. The Executive may not assign, delegate or subcontract any of the Services without the prior written consent of CompoSecure.

2.4Independent Contractor. The parties agree that during the Consultant Term, the Executive will be an independent contractor in the performance of the Services and not as an employee of CompoSecure. The Executive agrees to file all such forms and pay all such taxes as may be required by virtue of the Executive’s status as an independent contractor. CompoSecure shall carry no worker’s compensation, health, accident or disability insurance to cover the Executive or its personnel. THE EXECUTIVE AGREES TO DEFEND, INDEMNIFY AND HOLD COMPOSECURE, ITS AFFILIATED ENTITIES, SUCCESSORS AND ASSIGNEES AND THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, MANAGERS AND EMPLOYEES HARMLESS FROM ANY FAILURE BY THE EXECUTIVE TO FILE SUCH FORMS OR
PAY SUCH TAXES. Nothing herein shall imply a partnership, joint venture or principal and agent relationship between the parties. Neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other. The Executive’s obligations under this Agreement shall be binding upon anyone assigned by the Executive to perform the Services for CompoSecure, and the Executive shall be responsible for informing those persons of such obligations and ensuring their compliance.
2.5Benefits Waiver. During the Consultant Term, the Executive and the Executive’s employees or agents will not be entitled, and hereby waive any rights, to worker’s compensation, retirement, insurance or other benefits afforded to employees of CompoSecure, except participation in CompoSecure’s medical plan as a former employee pursuant to COBRA and coverage under any existing D&O policy or associated “tail” coverage.
3.Term and Termination.
3.1Term. This Agreement shall commence on the Effective Date and shall continue in accordance with Section 2.1.
3.2Termination for Breach. If either party materially breaches any material provision of this Agreement, the non-breaching party may terminate this Agreement upon notice thereof.
3.3Cooperation. At CompoSecure’s reasonable request, the Executive shall prepare and submit such documentation as may be reasonably necessary to evidence the results of the Services and the progress of the Executive in the performance of the Services.
3.4Payment to the Executive. In the event of early termination of this Agreement under Section 3.2, and conditioned upon return of all CompoSecure Confidential Information (as defined below), work product and property, CompoSecure shall reimburse the Executive for expenses properly incurred and documented in accordance with the provisions of Section 3.3.
3.5Survival. The expiration or termination of this Agreement for any reason shall not terminate the obligations or liabilities of the parties under the applicable portions of Sections 1 through 11, each of which shall survive any such expiration or termination.
3.6Resignation. In accordance with Section 11 of the Employment Agreement, the Executive agrees to resign, as of the Transition Date, from all positions on the board of directors and all committees thereof (and, if applicable, from the board of directors or similar governing bodies (and all committees thereof) of all other affiliates of CompoSecure) and from all other positions and offices that the Executive then holds with the CompoSecure. The Executive agrees to promptly execute such documents as CompoSecure, in its sole discretion, shall reasonably deem necessary to effect such resignations, and in the event that the Executive is unable or unwilling to execute any such document, the Executive hereby grants the Executive’s limited proxy for such purpose to any officer of CompoSecure to so execute on the Executive’s behalf.

3.7Death; Disability; Termination. If the Executive dies or incurs a Disability (as defined in the Employment Agreement) during the Consultant Term, or the Company terminates this Agreement in breach of Section 2.1 and 3.1 (and not in accordance with Section 3.2), (i) any unvested equity awards referenced in Section 4.2(b) that remain outstanding shall be eligible to vest on the applicable schedule as if the Executive had remained employed by or in the service of CompoSecure through the relevant vesting date, and the shares shall be delivered to the Executive (or his estate) in accordance with the applicable award agreement, and (ii) CompoSecure shall pay to the Executive (or the Executive’s estate) all cash amounts described in this Agreement as if the Executive had remained employed by or in the service of CompoSecure through the end of the Consultant Term, including reimbursement for all incurred but unreimbursed expenses for which the Executive is entitled to reimbursement and benefits to which the Executive is entitled under the terms of any applicable benefit plan or program (the “Accrued Obligations”). Otherwise, CompoSecure shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.
4.Compensation and Benefits.
4.1Compensation and Benefits through the Transition Date. From the Effective Date until the Transition Date, or the Executive’s earlier voluntary termination of employment, the Executive will be entitled to receive (a) continued base salary at the Executive’s current annual salary rate, paid in accordance with CompoSecure’s payroll practices in the ordinary course and (b) employee benefits at the level and of the type that the Executive and the Executive’s dependents currently receive or as consistent with the benefits provided to executives at the same cost to the Executive as other executives. Following the Effective Date, the Executive will not receive any additional grants of equity based compensation under the CompoSecure, Inc. 2021 Incentive Equity Plan (the “Equity Plan”) (provided that, for the avoidance of doubt, the Executive will remain eligible for continued vesting of the Executive’s outstanding equity awards that are scheduled to vest on or prior to January 1, 2027 in accordance with Section 4.2(b)).
4.2Compensation During the Consultant Term.
(a)Cash Compensation. In consideration of the Services through the Separation Date and subject to the Executive’s continued compliance with the terms of this Agreement (including the Restrictive Covenants described in Section 8.1), (i) the Executive shall receive a cash payment equal to $750,000, which shall be paid in substantially equal monthly installments through the Separation Date, (ii) the Executive will also remain eligible for an annual incentive payment, based on actual performance of the annual incentive funding pool as determined by CompoSecure, for fiscal year 2025, payable at the same time as such incentive payments are paid to CompoSecure’s other executives in calendar year 2026 and (iii) the Executive shall receive a cash payment equal to $750,000, which shall be paid at the same time as incentive payments are paid to CompoSecure’s other executives in calendar year 2027.
(b)Equity Awards. In consideration of the Services through the end of the Consultant Term and consistent with the terms of the Equity Plan and applicable award agreement, the Executive shall remain eligible to vest in the equity awards granted to the Executive under the Equity Plan in March 2024 that will vest in January 2027 (the only vesting date during the Consultant Term), which reflects 275,742 restricted stock units (“RSUs”) and a target number of 827,227 performance-based restricted stock units (“PSUs”) in the aggregate eligible for vesting in January 2027, as reflected below:

Equity Award Type	Grant Date	Number of Unvested RSUs and PSUs to Vest in January 2027
RSUs	3/15/2024	275,742
PSUs	3/15/2024	827,227*
*Actual number of shares to be delivered to be between 0 and 200% of the target award, subject to the achievement of the applicable performance metrics, as set forth in the applicable award agreement.
The Executive agrees and acknowledges that the Executive has no rights with respect to any other awards under the Equity Plan or otherwise.
(c)COBRA. Following the Transition Date and through the second anniversary of the Transition Date, the Executive will be eligible to continue medical coverage for the Executive and the Executive’s dependents through the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) at CompoSecure’s sole cost and expense.
(d)Outplacement Services. Following the Transition Date, the Executive will also be eligible for outplacement services supplied by a service provider selected by the Company for a period of up to six (6) months; provided that such services must commence no later than ninety (90) days after the Transition Date and terminate twelve (12) months after commencement of same.
(e)Executive Acknowledgement. The payments and benefits described in Section 4.2 of this Agreement will terminate and be forfeited and any amounts the Executive received in respect of such payments and benefits shall be subject to recoupment by CompoSecure if the Executive fails to timely execute, or revokes, the associated Release, or if the Executive ceases to remain in compliance with the Executive’s obligations under this Agreement, the Employment Agreement and the Release and any other applicable documents. CompoSecure shall have no obligations to provide the payments and benefits described in this Section 4.2 if the Executive fails to comply with the Restrictive Covenants, as described in Section 8.1 of this Agreement. Any payments held up pending the expiration of the revocation period will be paid as soon as practicable after it expires. Upon receipt of the consideration provided for under Section 4.2 of this Agreement, the Executive acknowledges that the Executive will have been paid all compensation and reimbursable expenses to which the Executive is or may be entitled— for the avoidance of doubt, including, without limitation, under the Executive’s Employment Agreement or any equity award agreements (other than pursuant to a subsequent option exercise). For the avoidance of doubt, nothing herein prevents CompoSecure from enforcing future recoupment under the terms of CompoSecure’s clawback policy or any award agreement.
4.3Expense Reimbursement. CompoSecure shall reimburse the Executive for reasonable expenses incurred in connection with the performance of the Services solely to the extent such expenses are pre-approved in writing by CompoSecure. Invoices for reimbursable expenses shall be submitted to the Project Manager for approval, together with all supporting documentation reasonably required by CompoSecure, and CompoSecure shall pay such invoices within sixty (60) days following such approval.
4.4Release. Upon (or within five (5) days after) each of (a) the Transition Date and (b) the Separation Date, the Executive shall execute and not revoke the General Release and Waiver of Claims in substantially the same form as attached hereto as Exhibit A (the “Release”).

4.5Withholdings. The Executive acknowledges that CompoSecure will withhold from any payments provided to the Executive pursuant to this Agreement any and all sums that are required to be withheld pursuant to applicable tax withholding laws or regulations.
5.Executive Warranties; Conflict of Interest.
5.1The Executive represents and warrants to CompoSecure as follows: (a) the Executive has the expertise, experience and knowledge to perform and deliver the Services; (b) the Executive will use reasonable commercial efforts to perform and deliver the Services in a diligent and timely manner; (c) the Executive is not a party to any agreement which prohibits, and is not otherwise prohibited from, performing and delivering the Services; (d) any work product prepared by the Executive as a consequence of the Services will not misappropriate or infringe the intellectual property rights of third parties; (e) the Executive will perform and deliver the Services in accordance with Section 2.2 through 2.4 of this Agreement; and (f) the Executive will perform and deliver the Services in accordance with all laws, ordinances, requirements, directions, rules, statutes, regulations or lawful orders of any governmental authority or agency applicable to the Executive.
5.2The Executive further represents and warrants to CompoSecure that the Executive: (a) has no conflict of interest with respect to the Services to be performed for CompoSecure under this Agreement; (b) has not entered into any contract or agreement, or executed any document whatsoever, with any other person, firm, association, corporation or educational institution that will in any manner prevent the Executive from: (i) giving CompoSecure the exclusive benefit of services under this Agreement; (ii) disclosing and assigning ideas, inventions, computer software, trade secrets, and other intellectual property exclusively to CompoSecure hereunder; or (iii) performing any other provision of this Agreement; (c) will not enter into any contract or agreement, or execute any such document, which will create a conflict of interest or prevent the Executive from freely performing any of the provisions of this Agreement; and (d) will not knowingly incorporate confidential information of any person or entity not a party to this Agreement into any materials furnished to CompoSecure hereunder without prior written notice to CompoSecure.
5.3Prior to the Separation Date, the Executive shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of CompoSecure offer, promise or authorize to pay any compensation, or give anything of value, to any official, agent or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof, or any candidate for political office. Any breach of this Section shall entitle CompoSecure to terminate this Agreement effective immediately upon notice to the Executive.
6.Permits.
The Executive shall acquire and maintain in good standing, and at the Executive’s sole expense, all permits, licenses and other entitlements required by law in the performance of Services under this Agreement.
7.INDEMNIFICATION AND LIMITATION OF LIABILITY.
7.1THE EXECUTIVE AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS COMPOSECURE, AND COMPOSECURE’S PARENTS, AFFILIATES, DIVISIONS, SUCCESSORS AND ASSIGNEES AND THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS AND INVITEES (REFERRED TO COLLECTIVELY AS THE “INDEMNIFIED PARTY”) AND EACH OF THEM FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, ACTIONS, LIABILITIES, AND/OR ACTIONS ASSERTED BY ANY PERSON, INDIVIDUALLY OR THROUGH ANY REPRESENTATIVE, INCLUDING ALL COSTS, ATTORNEY FEES, SETTLEMENT FUNDS, DAMAGES OR EXPENSES RESULTING OR ALLEGEDLY RESULTING OR ARISING FROM (I) ANY BREACH OF THIS AGREEMENT

BY THE EXECUTIVE, (II) ANY ACTUAL OR ALLEGED VIOLATION BY THE EXECUTIVE, OR THE EXECUTIVE’S EMPLOYEES, CONTRACTORS OR AGENTS, OF ANY PATENT, INTELLECTUAL PROPERTY RIGHTS OR LICENSES RELATING TO THE EQUIPMENT SUPPLIED OR SERVICES PERFORMED BY THE EXECUTIVE AND (III) ANY CLAIM BROUGHT AGAINST COMPOSECURE ARISING OUT OF THE DELIVERY AND PROVISION OF SERVICES BY THE EXECUTIVE OR THE EXECUTIVE’S EMPLOYEES, CONTACTORS, AGENTS OR THIRD PARTIES, INCLUDING WITHOUT LIMITATION ANY AND ALL ACTUAL OR ALLEGED INJURIES OR DEATH OF ANY PERSON OR DAMAGE TO ANY PROPERTY (THE “INDEMNIFIED LIABILITIES”).
7.2NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION, ANY DAMAGES CLAIMED FOR LOSS OF INCOME, REVENUE, OR PROFITS OR FOR LOSS OF GOODWILL) ARISING FROM OR RELATED TO SERVICES PROVIDED PURSUANT TO THIS AGREEMENT.
8.Certain Covenants.
8.1Restrictive Covenants. The Executive acknowledges and agrees that the Executive has previously entered into arrangements with CompoSecure providing for restrictive covenants (including confidentiality, non-compete, non-solicit and non-disparagement) (the “Restrictive Covenants”). The Executive agrees that the Executive shall remain subject to the Restrictive Covenants for the duration of the Consultant Term and following the end of the Consultant Term as set forth in such covenants. Without limiting the foregoing, Sections 14(a) and (c) of the Employment Agreement shall be replaced in their entirety with the following paragraphs:
“(a) Noncompetition. The Executive agrees that during the Executive’s employment with the Company and its Affiliates and the 24-month period following the date on which the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive will not, without the Board’s express written consent, (1) become an employee, consultant or independent contractor of a customer of the Company or an Affiliate in any manner that could divert, impair, or diminish the customer’s business with the Company or an Affiliate or that could result in Executive’s use or disclosure, whether intentional or unintentional, of confidential information belonging to the Company or an Affiliate, or (2) engage (directly or indirectly) in any Competitive Business anywhere in the world. The term “Competitive Business” means the business of designing, developing, manufacturing, customizing and/or selling (i) financial transaction cards manufactured of metal or metal hybrid, including ID cards and security cards, and/or (ii) products and services to enable consumers to buy, sell and store cryptocurrencies and other digital assets and providing similar products and services to businesses for distribution to their customers, including, without limitation, banking and financial services, insurance, warranty and eGaming markets, and related activities. The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates (as defined below) and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate. For purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company or other entity under common control with the Company.”
“(c) Nonsolicitation and Non-Service of Customers. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, (i) solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company or an Affiliate for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or an Affiliate during the Executive’s employment with the Company or an Affiliate, or (ii) accept business from, perform services for, or provide services to any customer or actively sought prospective customer of the Company or an Affiliate if such business or services is the same or similar as or competitive with those offered by the Company or an Affiliate during the Executive’s employment with the Company or an Affiliate.”
For the avoidance of doubt, any other restrictive covenants in the Employment Agreement shall remain as written and the Restriction Period (as defined in the Employment Agreement) shall commence on the Transition Date.
8.2Return of Property. The Executive acknowledges and agrees that he remains bound by the requirements set forth in Section 14(h) of the Employment Agreement and, on or prior to the Transition Date, will surrender to the CompoSecure all property of CompoSecure, including any confidential information, then in the Executive’s possession; provided, however, that the Executive shall be permitted to retain his laptop computer for the duration of the Consulting Term and following the Separation Date, subject to the surrender of any confidential information contained thereon.
9.Notices.
All notices hereunder must be in writing and shall be deemed validly given when delivered by hand, by nationally recognized overnight express delivery service or by First Class United States mail, certified, return receipt requested, addressed as follows:
To CompoSecure:    CompoSecure, L.L.C.
309 Pierce St.
Somerset, NJ 08873 Attn: Legal Department
To the Executive:    Personal email provided to the Legal Department
Any notice or other communication mailed as herein provided shall be deemed effectively given (a) on the date of delivery, if delivered by recognized, professional courier or (b) on the date received, if sent by overnight express delivery or if sent by U.S. mail. The parties may substitute recipients’ names and addresses by giving at least ten (10) days’ notice as provided hereunder. Rejection or refusal to accept delivery of any notice, or the inability to deliver any notice because of a changed address of which no notice was given, shall be deemed to be receipt of any such notice.
10.Cooperation after Separation Date.
To the extent CompoSecure determines that the Executive possesses information relevant to litigation, potential litigation, investigations by government agencies, potential investigations by government agencies, internal investigations, or otherwise, that relates to activities that occurred during the Term and while the Executive was employed by CompoSecure, the Executive agrees to make the Executive reasonably available to provide information and assistance, including, but not limited to, meeting with CompoSecure’s counsel, interviews, attending or appearing as a witness at depositions, hearings, pretrial preparation and trial testimony, or other court or administrative proceedings, reviewing documents, and responding to requests for information from government authorities, opposing parties, outside and in-house counsel and otherwise. CompoSecure agrees to accommodate the Executive’s other commitments in scheduling any such interviews, depositions, pretrial preparation and trial testimony, or information requests, insofar as is reasonably practicable to minimize inconvenience to the Executive. CompoSecure will reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation; provided that the Executive obtains approval from CompoSecure, prior to incurring such expenses.
11.Section 409A.

11.1Interpretation. The benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance or other interpretive authority thereunder (“Section 409A”). To the extent that the benefits are subject to Section 409A, this Agreement will be interpreted and construed in favor of the Executive to the fullest extent allowed under Section 409A and the applicable guidance thereunder to satisfy the requirements of Section 409A or, alternatively, to comply with an exemption from Section 409A and the applicable guidance thereunder. Each payment of compensation under this Agreement will be treated as a “separate payment” of compensation for purposes of applying Section 409A and the short-term deferral exception.
11.2Separation from Service and Specified Employee. To the extent Section 409A applies, any reference herein to a termination of employment, retirement, separation from service or phrases of similar import will mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (a) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (b) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section shall be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
11.3Payment Dates. Whenever a payment under this Agreement specifies a payment period with reference to a number of days or months, the actual date of payment within the specified period shall be within the sole discretion of CompoSecure. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, to the extent necessary to comply with Section 409A, the payment shall not be paid until the later of (a) the first payroll date of the second calendar year, or (b) the date that such release becomes effective and irrevocable. The Executive shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A.
11.4No Warranty or Guaranty of Tax Treatment. The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. CompoSecure does not represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from the compensation or benefits payable under this Agreement. CompoSecure does not represent that this Agreement complies with Section 409A and in no event shall CompoSecure, its affiliates nor their respective directors, officers, employees or advisers be liable for any additional tax, interest or penalty that may be imposed on the Executive (or any other individual claiming a benefit through the Executive) pursuant to Section 409A or damages for failing to comply with Section 409A. The Executive is solely responsible for the proper tax reporting and timely payment of any tax or interest for which the Executive is liable as a result of the compensation or benefits payable pursuant to this Agreement.
11.5Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
12.Miscellaneous.

12.1Confidentiality of this Agreement. Until this Agreement is made public by CompoSecure, the Executive agrees to hold in strict confidence the negotiations resulting in, contents, and terms of this Agreement, except (a) as expressly permitted by this Agreement; (b) as required by subpoena, court order, or applicable law; (c) to secure advice from a legal or tax advisor; (d) to the Executive’s immediate family; or (e) in a legal action to enforce the terms of this Agreement. The Executive further agree to use every effort to prevent disclosure of the existence or terms of this Agreement by any of the persons referred to in (c) and (d) above. The Executive agree that the contents of this Section are a material term of this Agreement.
Notwithstanding the foregoing, CompoSecure recognizes that the Executive may have questions pertaining to this Agreement and authorizes the Executive to communicate with Stacey Gutman, for any questions related to this Agreement.
12.2Compliance. The Executive will comply with all applicable laws, applicable written CompoSecure policies provided to the Executive and obligations of the Executive to CompoSecure and its affiliates.
12.3Remedies. In addition to all other remedies provided for hereunder, if the Executive breaches any term of this Agreement, CompoSecure shall be entitled to its available legal and equitable remedies to the full extent permitted by law, including but not limited to, an injunction and suspending any and all payments and benefits made or to be made under this Agreement.
12.4Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, CompoSecure’s successors and assigns. The rights and obligations of the Executive under this Agreement are personal to the Executive and may not be assigned by the Executive.
12.5Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware or, where applicable, United States federal law, in each case, without regard to any conflicts of law provisions. The parties agree that jurisdiction and venue shall lie exclusively in the District of Delaware for any action involving the validity, interpretation, or enforcement of this Agreement, or for any claim for breach of this Agreement, for damages, and for other relief sought under this Agreement.
12.6Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, CompoSecure and the Executive agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, CompoSecure and the Executive agree that the term shall be severed and all other terms of this Agreement shall remain in effect.
12.7Expenses. Each party hereto shall pay such party’s own expenses incurred (including, without limitation, the fees of counsel) on such party’s behalf in connection with this Agreement or any transactions contemplated by this Agreement.
12.8Waivers. No waiver of any provision of this Agreement shall be effective, except pursuant to a written instrument signed by the party waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.
12.9Force Majeure. Neither party shall be liable for its failure to perform under this Agreement (a) to the extent the non-performance is caused by events or conditions beyond that party’s control, and (b) provided that party gives prompt notice to the other party and makes all reasonable efforts to perform.
12.10Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior or contemporaneous written or oral communications or agreements between CompoSecure and the Executive, regarding the subject matter hereof. This Agreement may only be amended by a signed, written agreement between CompoSecure and the Executive.
12.11Counterparts. This Agreement may be executed in two counterparts each of which shall be an original and together which shall constitute one and the same instrument.
12.12Acknowledgment. The Executive acknowledges that the Executive has fully read and understands this Agreement, has had an opportunity to consult with the Executive’s counsel regarding this Agreement, and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.
12.13Headings. The section headings and subheading used herein are for ease of reference only and are not to be considered in the construction of this Agreement.
12.14No Presumption Against Drafter. The parties agree that, despite any legal presumption or common law doctrine to the contrary, this Agreement shall not be construed against the drafter as both parties have had the opportunity to participate in the negotiation and drafting of the terms and conditions and preparation of this Agreement.
12.15Authority. The signatories below represent and warrant that they have read this Agreement, that they are fully authorized in the capacity shown, that they understand the terms of the Agreement and that they are executing the Agreement voluntarily, upon their best judgment and solely for the consideration described in this Agreement.
IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representative

COMPOSECURE, L.L.C.    JONATHAN C. WILK

By:    /s/ David M. Cote        /s/ Jonathan C. Wilk
Name:    David M. Cote        Date: January 16, 2026
Title:     Executive Chairman
Date:    January 16, 2026